Press Release

May 1, 2020	FOR IMMEDIATE RELEASE

CTS Corporation Announces Change in Location of its
2020 Annual Meeting of Shareholders to its Headquarters

Lisle, Ill. - CTS Corporation (NYSE: CTS) today announced a change of the location of its 2020 Annual Meeting of Shareholders to its Headquarters located at 4925 Indiana Avenue, Lisle, IL 60532. As previously announced, the Meeting is scheduled for May 14, 2020, at 9:30 a.m. (CST).
The 2020 Annual Meeting will be limited to the four agenda items for consideration as described in the Company’s proxy materials previously distributed and available at www.ctscorp.com. The four agenda items to be considered at the 2020 Annual Meeting are (i) the election of seven directors; (ii) approval, on an advisory basis, of the compensation of CTS’ named executive officers; (iii) ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2020; and (iv) approval of amendments to the CTS Articles of Incorporation principally to allow shareholders to amend CTS’ By-Laws.
The Company urges shareholders to vote their shares prior to the 2020 Annual Meeting by using one of the methods described in the Company’s proxy materials previously distributed. Shareholders of record at the close of business on March 16, 2020, are entitled to vote at the 2020 Annual Meeting or any adjournment thereof, as described in the proxy materials previously distributed. While attendance in person at the 2020 Annual Meeting will be permitted, the Company urges shareholders to carefully consider the personal and community health risks associated with attending the 2020 Annual Meeting in person in light of the coronavirus pandemic and related public health concerns.
About CTS
CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, telecommunications/IT, and transportation markets.
For more information, visit www.ctscorp.com.
Contact
Ashish Agrawal
Vice President and Chief Financial Officer

CTS Corporation
4925 Indiana Avenue
Lisle, IL 60532
USA

Telephone: +1 (630) 577-8800
Email: ashish.agrawal@ctscorp.com

www.ctscorp.com